EXHIBIT 99.1

WorldHeart Announces 2005 Financial Results

- 22% Year Over Year Revenue Growth -

- Important Product Development Milestones Achieved -

Oakland, CA. - March 21, 2006: (NASDAQ: WHRT, TSX: WHT) - World Heart Corporation, a global technology leader in mechanical circulatory support systems, today reported its fourth quarter and full year 2005 financial results, including recent milestones and highlights from the year.

Summary Financial Results

For the fourth quarter of 2005, the Company recorded quarterly revenues of $3.63 million, which is an increase of approximately $0.65 million, or 22%, over revenues of $2.98 million in the 2004 fourth quarter and an increase of $1.48 million, or 69%, over revenues of $2.15 million in the third quarter of 2005. During the 2005 fourth quarter, WorldHeart recognized revenue on 41 Novacor® LVAS implant kits, compared with 34 implant kits during the last quarter in 2004 and kit sales of 23 and 22 in the second and third quarters of 2005, respectively. The net loss applicable to common shareholders, which included a significant non-cash goodwill impairment charge of $17.2 million detailed below, was $22.0 million in the 2005 fourth quarter, compared with $6.3 million in the last quarter of 2004.

For the year ended December 31, 2005, WorldHeart generated revenues of $11.65 million, which represents an increase of $2.07 million, or 22%, over the previous fiscal year. Both revenue recognized on implant kits and peripheral product sales increased in 2005. In addition, the average price per implant kit sold was higher in 2005.

The net loss applicable to common shareholders was $58.7 million, or $1.76 per share, for 2005, including significant non-cash charges of approximately $41.2 million due to: the $17.2 million goodwill impairment charge in the fourth quarter associated with the purchase of the Novacor Division of Edwards Lifesciences by WorldHeart in 2000, the $18.1 million write-off of in-process research and development costs associated with the MedQuest acquisition in the third quarter and a $5.9 million warrant exchange charge due to a reduction in the exercise price of certain warrants exercised during the third quarter. This compares with the net loss applicable to common shareholders of $26.1 million, or $1.70 per share, for 2004.

WorldHeart ended 2005 with cash and cash equivalents of $10.7 million. The Company is actively exploring various financing alternatives, including equity financings and corporate collaborations. Management continues to control spending and manage its working capital to preserve cash, and has realigned resources toward development of its next-generation products.

Selling, general and administration expenses for 2005 were $ 12.04 million compared with $13.36 million for 2004 representing a decrease of $1.32 million, or 10%. The decrease was primarily due to a reduction of $1.1 million in general and administrative expenses resulting mainly from cost savings associated with the consolidation of the Ottawa, Canada operations into the Oakland, California facility.

Research and development expenses for 2005 were $7.39 million compared with $5.84 million for 2004. The increase was due primarily to the acquisition of MedQuest Products, Inc. completed in July 2005.

“WorldHeart’s strategy is to provide the most reliable, long-term pulsatile and rotary VADs and services to the broadest patient population of worldwide heart failure patients,” said Jal S. Jassawalla, WorldHeart’s President and Chief Executive Officer. “We have made great strides in product development by starting the feasibility clinical trial of the rotary VAD, accelerating development of the pulsatile Novacor II, increasing the number of clinical centers for Novacor LVAS and the increasing enrollment rate in the RELIANT trial. We continue to focus on the development of long-term VAD support, or Destination Therapy, which represents the most significant need and growth opportunity in our field.”

Key Recent and 2005 Milestones

•                  On March 8, 2006 the first human implant of the WorldHeart rotary VAD was successfully completed at St. Luke’s Hospital, Thessaloniki, Greece. This marks the start of the European feasibility clinical trial of WorldHeart’s rotary VAD, which is expected to be completed in 2006. This advanced, next-generation VAD is the only bearingless, fully magnetically levitated, implantable centrifugal rotary pump in clinical trials. It is designed for the Destination Therapy market, as well as the Bridge-to-Recovery and Bridge-to-Transplant markets. Its design eliminates wear mechanisms within the VAD and is expected to provide improved blood compatibility. A domestic clinical trial is expected to begin by late 2006 or early 2007.

•                  Five new clinical centers were added in the fourth quarter of 2005, for a total of eight new centers in 2005. WorldHeart has now more than doubled its implanting centers in North America in the last two years.

•                  Twenty-one centers are now participating in the Novacor® LVAS RELIANT trial. To date, 33 patients have been enrolled at 11 centers. The rate of patient enrollment is increasing and is expected to accelerate as new centers complete the requisite administrative and training process. WorldHeart is pursuing options to broaden the currently restrictive inclusion criteria for this trial, which could provide a further increase in patient recruitment rates.

•                  In July 2005, WorldHeart announced the successful first animal implant of its Novacor II, next-generation pulsatile VAD, by Dr. Philip E. Oyer, Professor of Cardiothoracic Surgery at Stanford University School of Medicine. The Novacor II LVAS builds on proven Novacor LVAS technology.

A live webcast beginning at 11:00 a.m. EST (8:00 a.m. PST) this morning, will be hosted by Jal S. Jassawalla, President and Chief Executive Officer, and Richard Juelis, Vice President, Finance and Chief Financial Officer. The webcast can be accessed through the Company’s home page, www.worldheart.com, by clicking on the “Webcasts” link under News & Events. The teleconference can be accessed domestically by dialing 877-707-9628 and internationally by dialing 785-832-1508 ten to fifteen minutes prior to the beginning of the presentation. A replay of the conference call will be available through March 23, 2006, starting at 1:00 p.m. EST (10:00 a.m. PST) on March 21, 2006. The recording can be accessed at 800-938-0997. No passcode is required.

About World Heart Corporation

World Heart Corporation is a global technology leader in mechanical circulatory support systems headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and in Heesch, Netherlands. WorldHeart’s registered office is Ottawa, Ontario, Canada.

WorldHeart is dedicated to working with physicians to provide reliable, long-term mechanical circulatory support products and services to the broadest patient population through technology, leadership and innovation.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements regarding the Company’s clinical development plans and expectations with respect to the Company’s financial resources, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks in product development and market acceptance of and demand for the Company’s Novacor LVAS product; costs and delays associated with clinical trials; limitations on third-party reimbursement; inability to protect proprietary technology; inability to achieve continued synergies associated with the MedQuest acquisition; slower destination therapy adoption rate for VADs including our Novacor LVAS; need for additional financing and other risks detailed in the Company’s filings with the United States Securities and Exchange

Commission, including its Amended Annual Report on Form 10-KSB/A for the year ended December 31, 2004. The Company encourages further review of its full financial results contained in its forthcoming Annual Report on Form 10-KSB for the year ended December 31, 2005, which it intends to file in March 2006.

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WORLD HEART CORPORATION

Condensed Consolidated Balance Sheets

(United States Dollars in thousands)

	December 31,
	2005	2004
ASSETS

Cash, cash equivalents and investments	$10,662	$8,818
Trade and other receivables	3,896	4,238
Inventory	8,216	8,112
Capital assets	1,838	2,011
Goodwill	—	17,180
Other assets	2,210	1,899

Total assets	$26,822	$42,258

LIABILITIES and SHAREHOLDERS’ EQUITY

Liabilities
Accounts payable and accrued liabilities	$3,755	$3,855
Deferred revenue	1,205	1,608
Convertible debentures	—	8,177
Other liabilities	1,149	2,191

Total liabilities	$6,109	$15,831

Total shareholders’ equity	20,713	26,427

Total liabilities and shareholders’ equity	$26,822	$42,258

WORLD HEART CORPORATION

Condensed Consolidated Statements of Operations

(United States Dollars and Shares in the thousands except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004

Revenue	$3,630	$2,987	$11,646	$9,576

Cost of goods sold	2,499	2,995	8,479	7,681

Gross margin	1,131	(8)	3,167	1,895

Operating expenses
Selling, general and administrative	3,038	3,280	12,041	13,364
Research and development	3,012	1,223	7,388	5,839
Restructuring costs	—	611	333	1,787
Amortization of intangibles	52	127	339	515
Acquired in-process research and development	—	—	18,147	—
Goodwill impairment	17,180	—	17,180	—
Total operating expenses	23,282	5,241	55,428	21,505

Operating loss	(22,151)	(5,249)	(52,261)	(19,609)

Other income (expenses)	153	(1,045)	(573)	(6,533)

Net loss for the period	(21,998)	(6,294)	(52,834)	(26,142)

Effect of warrant exchange	—	—	(5,860)	—

Net loss applicable to common shareholders	$(21,998)	$(6,294)	$(58,694)	$(26,142)

Weighted average number of common shares outstanding	55,480	15,374	33,369	15,374

Basic and diluted loss per common share	$(0.40)	$(0.41)	$(1.76)	$(1.70)